

			       Legg Mason, Inc.
	Computation of Consolidated Ratios of Earnings to Fixed Charges
			   (Dollars in thousands)


		     Nine months              Years Ended March 31,
		  ended December 31,

			 2002        2002      2001      2000      1999      1998

Earnings before
 income taxes......... $229,424   $253,249  $265,820  $254,438  $156,811  $127,565

Fixed Charges
 Interest Expense.....   70,318    127,271   175,389   134,383    94,974    73,776
 Portion of rental
 expense representative
 of interest factor*.. $ 17,506     23,341    22,315    17,312    14,457    12,823

Earnings available
 for fixed charges.... $317,248   $403,861  $463,524  $406,133  $266,242  $214,164


Fixed Charges:
 Interest Expense....  $ 70,318   $127,271  $175,389  $134,383  $ 94,974  $ 73,776
 Portion of rental
 expense representative
 of interest factor*..   17,506     23,341    22,315    17,312    14,457    12,823

Total fixed charges... $ 87,824   $150,612  $197,704  $151,695  $109,431  $ 86,599

Consolidated ratio
 of earnings to fixed
 charges..............     3.6       2.7       2.3       2.7       2.4       2.5



* The portion of rental expense representative of interest factor is calculated as one third of the total of Rent, DP Service Bureau and Equipment Rental expenses.